Exhibit 10.8

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6). Such excluded information is not material and is the type that the registrant treats as private or confidential.

S&P Global

55 Water Street

New York, New York 10041

January 21, 2026

Taptesh Matharu

[***]

Dear Tasha,

Congratulations on your new position as Chief Legal Officer, which functions include Legal, Compliance and Risk and Government Affairs (“CLO”), for S&P Global Mobility (“Mobility”), and CLO upon completion of Mobility's planned separation from S&P Global into a standalone public company! We are delighted with your success and look forward to your continued leadership. You will be starting in your position on January 1, 2026 (“Start Date”) with a principal location in Virginia as of June 1, 2026, or such other date or location as may be mutually agreed to in writing by both you and the Company, reporting to Bill Eager. By March 31, 2026 (the “Transition Period”), you will successfully transition your current duties and responsibilities as S&P Global Corporate Secretary to Judah Bareli who will fully assume these duties and responsibilities as of January 19, 2026. From January 1, 2026 your S&P Global Deputy General Counsel responsibilities will be assumed by Jason Mang and Judah Bareli or other designated member(s) of the S&P Global Team, as determined by the Company. This offer is contingent on your continuing employment through the Start Date.

Base Salary. Your payroll employer entity is S&P Global Inc. (“S&P Global” or the “Company”) and you will be paid an annualized salary of $600,000.00 USD on a semi-monthly basis (except where local law requires more frequent payment), less lawful deductions. This position is classified as exempt under the Fair Labor Standards Act (FLSA) and therefore is not eligible for overtime pay.

Relocation. This position requires you to report onsite to Mobility’s Virginia office for hybrid reporting days, other than as required to fulfill your duties and responsibilities during the Transition Period or as otherwise agreed with Bill Eager until you relocate to Virginia. As discussed, you will be required to relocate to Virginia and report to Mobility’s office no later than June 1, 2026. You will receive the Company’s standard executive officer relocation assistance in connection with such required relocation comparable to that which was provided to similarly situated executive officers (which, for the avoidance of doubt, will include reimbursement for your household moving expenses, including the hiring of a professional insured van line to fully pack, load, transport and fully unpack your household goods from your home and storage lockers) as a one-time payment of $50,000.00 USD less lawful deductions. Until your relocation to Virginia is complete, any required business travel must adhere to the Company’s Travel & Expense Policy.

Bonus. You will be eligible to participate in the applicable annual bonus plan (“Bonus Plan”) with a target incentive opportunity for 2026 of $540,000.00 USD. Actual payment under the Bonus Plan, if any, will be based on the degree of achievement of the established company and/or division objective(s) and your individual performance and contribution, as determined in the Company’s discretion. Awards may be less than the communicated target and are subject to your People Leader’s assessment of your performance. Please note that your target opportunity and eligibility are not commitments to pay any award, as all payments under the Bonus Plan are discretionary. Target opportunities are subject to change by the Company in its discretion from year to year. Further, to receive a payment, you must be an employee in good standing and be employed by the Company, or any of its business units, on the Bonus Plan payout date.

Long Term Incentives. You will also be eligible to participate in the S&P Global Long-Term Stock Incentive Program or a similar program that will be maintained by Mobility following the separation from S&P Global. Under this Program, for 2026, you will be eligible to receive a long-term incentive grant that, if approved by the Compensation and Leadership Development Committee of the Company’s Board of Directors (the “Compensation Committee”) or its authorized delegate and granted, will be a target value of $1,000,000.00 USD. Any such grant will be made on or before March 15, 2026, and will be subject in all respects (including, but not limited to, with respect to vesting) to the terms and conditions of the S&P Global Long-Term Stock Incentive Program under the S&P Global Inc. 2019 Stock Incentive Plan, as applicable, and the associated award agreement that you receive at the time of grant. In addition, you may also be eligible to receive future long-term incentive grants, as determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the then-applicable S&P Global Long-Term Stock Incentive Program, or a similar program that will be maintained by Mobility following the separation from S&P Global. For the avoidance of doubt, any long-term incentive grant you receive in 2026 is not a guarantee that the same or a similar award will be made in future years, and there is no assurance that any future long-term incentive awards will be made.

Supplemental Death and Disability Plan. Effective with your employment, you will participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets.

Salary Protection. It is currently contemplated that the Mobility business will be spun off into a separate company from S&P Global (the “Mobility Spin-Off”). However, if (i) you experience a Termination of Employment at Company Convenience (as defined in the S&P Global Inc. Management Severance Plan dated as of February 29, 2024 (the “Severance Plan”)) prior to the closing of the Mobility Spin-Off; (ii) you terminate your employment for Good Reason (as defined herein) prior to the closing of the Mobility Spin-Off; or (iii) the Mobility Spin-Off does not close on or before March 30, 2027 (the “Outside Spin-Off Date”) and you provide notice of or resign within 30 days following the Outside Spin-Off Date, then in the case of (i), (ii), and (iii), and subject to your execution and non-revocation of a Release (as defined in the Severance Plan), you will receive (a) the severance benefits provided for under the Severance Plan, payable subject to and in accordance with the terms of the Severance Plan, (b) full accelerated vesting (or a cash equivalent) of all equity retention awards (i.e., equity awards granted outside of the annual March 1 compensation cycle), which equity awards will be settled on their original payment date, and (c) a lump sum payment equal to 15 months of your then-current base salary, payable within 30 days following your termination date and subject to applicable withholdings. For the avoidance of doubt, if none of the events described in clauses (i), (ii) and (ii) above occurs, you will not be eligible for the foregoing severance benefits, and for further clarity, in no event will the foregoing severance protections apply upon any termination that occurs on or after the Mobility Spin-Off.

Definitions. “Cause” shall be defined herein as your: (i) (x) willful misconduct in the performance of the your duties to the Company or Mobility Spin-Off or (y) engaging in any other misconduct that results in or could reasonably be expected to result in financial, reputational or other harm to the Company or Mobility Spin-Off; (ii) breach of any employment, service or restrictive covenant agreement between you and the Company or Mobility Spin-Off; (iii) gross negligence; (iv) material violation of any Company or Mobility Spin-Off policy, rule, procedure or guideline; (iv) conviction of, plea of guilty or nolo contendere to (x) a felony or (y) a misdemeanor involving moral turpitude or fraud; or (vi) commission of an act of fraud, embezzlement or misappropriation against the Company or Mobility Spin-Off; provided however that with respect to (i), (ii), and (iii), and (iv) the Company shall provide written notice identifying such material breach or violation and shall provide you an opportunity for thirty (30) days thereafter to cure such breach or violation.

As used herein, “Good Reason” means the occurrence, without your prior written consent, of any one or more of the following events: (a) an adverse change by the Company in your function, duties or responsibilities, which change would cause your position with the Company to become one of substantially less responsibility, importance or scope, including any removal from the position of Chief Legal Officer, which functions include Legal, Compliance and Risk and Government Affairs, of the Mobility business (or an equivalent chief legal officer role of a public or private parent or top-tier operating company that directly or indirectly holds the Mobility business following a Spin-Out), or any requirement that you report to anyone other than the chief executive officer of such parent or top-tier operating company on matters customarily reported by a chief legal officer whose functions include Legal, Compliance and Risk and Government Affairs; (b) a 10% or larger reduction by the Company or Mobility Spin-Off of your base salary or total target compensation; (c) a relocation of your principal place of employment to a location that increases your one-way commute distance by more than 50 miles from your principal place of employment immediately prior to such relocation; (d) any material breach by the Company (or any successor or its parent) of this offer letter; provided, however, that you shall notify the Company within 90 days of the occurrence of a change described in (a), (b), (c) or (d) above and the Company shall have 30 days to cure such change to your reasonable satisfaction (including retroactively with respect to monetary matters), which change, to the extent so cured, shall not be considered Good Reason, provided that an across-the-board reduction will not avoid “Good Reason” unless (i) it applies in a substantially consistent manner to all senior executives of the applicable employer, (ii) it does not exceed 10% of the relevant amount, and (iii) any such reduction is temporary and fully reversed (with make-whole true-up) within 12 months.

Benefits. You will be eligible to receive all benefits routinely made available to all S&P Global employees with the same employer entity and at comparable levels. Also, you are subject to all eligible policies of S&P Global and Mobility.

Recharge. S&P Global has a flexible paid time off program (called “Recharge”). Additional information about our Recharge program can be found here.

Background Check. Please note that your offer of employment with Mobility is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor. The investigation will include employment and education verification, as well as a criminal history and credit check.

Notice Period. To facilitate an effective transition, in the event you choose to leave the Company, you must provide the Company with 90-days’ written notice to the Chief People Officer. You agree that the notice period required is reasonable and necessary to assist the Company in a transition period. You understand that the Company may, at its discretion, shorten the time of the notice period either before or after you give the notice, but your separation will still be considered a resignation. You acknowledge and agree that you have a duty to notify any new employer(s) of the existence of this obligation and its restrictions and hereby grant consent to Company to inform any new employer(s) of the restrictions under this obligation.

Code of Business Ethics. All employees are required to adhere to the Company’s Code of Business Ethics (the “COBE”) and Securities Disclosure Policy throughout their employment, including any notice periods (whether worked, not worked or “garden leave”). The purpose of the COBE and the Securities Disclosure Policy is to establish guidelines reasonably designed to identify and prevent recipients form breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict of interest or the appearance of a conflict of interest. In addition, there are divisions of S&P Global that require affirmations to a Code of Conduct, Code of Business Ethics and/or a Securities Disclosure Policy. The purpose of the Code of Conduct is to reflect the high−level principles that govern the conduct of the Company’s Credit Rating Activities. Failure to comply with Company policies, including the COBE and Securities Disclosure Policy, may result in disciplinary action up to and including termination of employment. All violations or potential violations of the COBE of which you become aware, should be reported promptly to the People Team. Each year, you will be required to sign or otherwise indicate your assent to an Affirmation Statement to confirm that you have reviewed the COBE and understand your continuing obligation to comply with its terms. Periodic certifications relating to the Securities Disclosure Policy are also required. Please note that the Securities Disclosure Policy includes requirements that may extend to an employee’s immediate family (as defined in the policy), and that for some positions the applicable policies may impact your ability to maintain and conduct trades of certain holdings. To the extent that the COBE and Securities Disclosure Policy, or compliance therewith, would be inconsistent with applicable law, applicable law will govern. Any questions relating to the “Codes” or the Securities Disclosure Policy should be directed to [***].

Privacy. By accepting this letter of offer, you acknowledge that you are aware that your personal data will be handled in accordance with the S&P Global Employee Privacy Policy (Applicable to U.S., India and Pakistan). This policy means that your data may be collected, transferred, disclosed, stored or otherwise processed in S&P Global and its affiliates’ systems, as well as the systems of service providers, that may be located in a jurisdiction which is different to your work location and where the data privacy laws may be different to the laws in your work location. Please take a moment to review the Policy before accepting this letter of offer. S&P Global updates its policies from time to time. If you have any questions about the applicable Policy now or in the future, please contact [***].

At Will Status. This letter is not an offer of a contract of employment. It is the Company's policy that all employment is “at-will.” This means either the employee or the Company may terminate employment for any reason at any time. No change in the “at-will” employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global.

Successors and Assigns. This letter shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that your obligations are personal and shall not be assigned by you. You expressly consent to be bound by the provisions of this letter for the benefit of the Company or any S&P Global entity to whose employ you may be transferred without the necessity that this letter be re-signed at the time of such transfer.

Right to Work. Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Hire Date by completing the Form I-9. Shortly after offer acceptance, you will receive an email communication from the S&P Global Onboarding team with instructions on how to complete your pre-boarding tasks including updating personal information and I-9 requirements.

If you require immigration sponsorship by S&P Global now or in the future, in order to accept or continue employment with us, we reserve the right to determine whether to pursue a nonimmigrant case on your behalf. Further, you should be aware that there is no guarantee that the government will approve any such case that we do file on your behalf. By accepting this offer, you represent that you are not aware of any circumstances that would make you ineligible for nonimmigrant status. Please note also that by sponsoring you for nonimmigrant work status, S&P Global is not committing to sponsoring you for permanent resident status.

Protection of Company Interests. You acknowledge and agree that terms and conditions set forth in Attachment A (Agreement for the Protection of Company Interests) hereto are hereby incorporated into, and are part of, the terms and conditions of this offer letter. You acknowledge that you have reviewed and understand the terms of the Agreement for the Protection of Company Interests, and that by accepting this offer letter you are accepting the terms in Attachment A, including the non-solicitation of employees, confidentiality and ownership of information provisions.

You will receive a notification requesting you to provide an e-signature to accept this offer.

If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Girish Ganesan
Girish Ganesan
EVP, Chief People Officer